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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Rural Cellular Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308

April 11, 2005
Dear Shareholder:
On behalf of the Board of Directors and management of Rural Cellular Corporation, it is my pleasure to invite you to the annual meeting of shareholders.
The annual meeting will be held on Tuesday, May 24, 2005, at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, we will vote on the matters described in the attached proxy statement and notice of annual meeting of shareholders.
I urge you to read the enclosed Notice of Annual Meeting and Proxy Statement so that you may be informed about the business to come before the meeting. It is also important that you complete and sign the enclosed proxy. RCC is your company, and I strongly urge you to exercise your right to vote. Included with the Proxy Statement is Rural Cellular Corporation’s Annual Report for fiscal year 2004.
Please mark, sign and return your proxy(ies) promptly in the enclosed envelope, which requires no postage if mailed in the United States. You may also cast your vote electronically via the Internet by following the detailed instructions on the proxy card. Please return your proxy or cast your vote electronically even if you plan to attend the meeting.
On behalf of the Board of Directors and management, I thank you for your participation by voting and for your continued support of and interest in Rural Cellular Corporation.
We hope that you will be able to attend the meeting and look forward to seeing you there.
Sincerely,
Richard P. Ekstrand
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
May 24, 2005

Please take notice that the annual meeting of the shareholders of Rural Cellular Corporation, a Minnesota corporation, will be held at the Holiday Inn of Alexandria, 5637 Hwy 29 South, Alexandria, Minnesota, at 10:00 a.m., Minnesota time. At the meeting, holders of RCC’s common stock will consider and vote upon the following matters:

•	the election of three Class II directors, each for a three-year term expiring in 2008; and

•	the ratification of Deloitte & Touche LLP as our independent auditors.
In addition, the Class M preferred shareholders, voting separately as a group, will elect two directors, each for a term expiring in 2006.
The Board of Directors of RCC has fixed the close of business on March 25, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. The transfer books of RCC will not be closed.
You are urged to complete, date, sign, and return the accompanying proxy card in the enclosed, self-addressed envelope or to vote electronically via the Internet as described on the proxy card. In addition, please attend the annual meeting if you can do so.
By Order of the Board of Directors
Ann K. Newhall
Secretary
Dated: April 11, 2005

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TABLE OF CONTENTS

Solicitation and Revocation of Proxies	3

Voting Rights	4

Board Recommendations	4

Ownership of Voting Securities	5

Item No. 1: Election of Directors	8

Item No. 2: Ratification of Deloitte & Touche LLP as Independent Auditors	11

Executive Compensation	13

Certain Transactions	18

Other Matters	19

Shareholder Proposals for 2006 Annual Meeting	19

Copies of Report on Form 10-K	19

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RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
May 24, 2005
Solicitation and Revocation of Proxies
The accompanying proxy is solicited by the board of directors of Rural Cellular Corporation in connection with the annual meeting of its shareholders, which will be held on May 24, 2005, and any adjournments thereof. Unless the context otherwise requires, all references to the “Company,” “we,” “us” and “RCC” refer to Rural Cellular Corporation and its subsidiaries.
RECORD DATE
You may vote if you were a shareholder of record on March 25, 2005.
HOW TO VOTE
By signing and returning the enclosed proxy card or voting electronically via the Internet, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.
HOW YOUR PROXY WILL BE VOTED
Your shares will be voted in accordance with your instructions. If you do not give any voting instructions, your proxy, subject to the following, will be voted FOR the election of the directors nominated by the Board and FOR the ratification of Deloitte & Touche LLP as our independent auditors.
HOW TO REVOKE YOUR PROXY
You have the power to revoke your grant of proxy at any time prior to the convening of the annual meeting. Revocation must be in writing, signed in exactly the same manner as the proxy, and dated. Revocations of proxy will be honored if received at our offices, addressed to Ann K. Newhall, Secretary, on or before May 23, 2005. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers, who will be present at the meeting. Revocation may also be effected by delivery of an executed, later dated proxy prior to the convening of the annual meeting. Unless revoked, all properly executed or electronically submitted proxies received in time will be voted.
ABSTENTIONS
If you abstain from voting as to any matter, then your shares will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.
BROKER NON-VOTES
If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.
COSTS OF SOLICITATION
We will pay for costs of soliciting proxies, including the costs of preparing and mailing the notice of annual meeting of shareholders and this proxy statement. Solicitation will be primarily by mailing this proxy statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. We may reimburse brokers, banks, and others holding shares in their names for others for the costs of forwarding proxy material to, and obtaining proxies from, beneficial owners.
Copies of this proxy statement and proxies will first be mailed to shareholders on or about April 11, 2005.

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Voting Rights
Only shareholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. As of that date, there were issued and outstanding 11,935,522 shares of Class A Common Stock, 539,291 shares of Class B Common Stock, and 110,000 shares of Class M Convertible Preferred Stock. Each holder of record of Class A Common Stock is entitled to one vote for each share registered in his or her name as of the record date, and each holder of record of Class B Common Stock is entitled to ten votes for each share registered in his or her name as of the record date. In addition, the holders of the Class M Convertible Preferred Stock are permitted to vote with the holders of the common stock on an as-converted basis. As of March 25, 2005, these holders are entitled to a total of 2,075,472 votes at the annual meeting. No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting. The presence in person or by proxy of holders of a majority of the voting power represented by the outstanding shares of the Class A and Class B Common Stock, in the aggregate, entitled to vote at the annual meeting will constitute a quorum for the transaction of business.
      The following table shows certain information relating to outstanding shares and voting rights as of the record date:

	Shares		Votes	Votes
Class of Stock	Outstanding		Per Share	Per Class

Class A Common Stock	11,935,522		1	11,935,522
Class B Common Stock	539,291		10	5,392,910
Class M Convertible Preferred Stock	2,075,472	(1)	1	2,075,472

Total	14,550,285			19,403,904

(1)	Reflects voting rights on an as-converted basis
Board Recommendations
Our board of directors recommends that you vote FOR the election of directors nominated by the Board and FOR the ratification of Deloitte & Touche LLP as independent auditors.
      Directors are elected by plurality of the votes cast, in person or by proxy, at the annual meeting, which means that the three nominees for Class II directors receiving the highest number of votes will be elected. Because there are only three Class II nominees, each will be elected if he or she receives any number of votes. If you do not wish to have your shares voted for a particular nominee, you may withhold authority as indicated on the proxy card. For all other matters, approval requires the affirmative vote by holders of at least a majority of the voting power of the shares voting on such matter.

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Ownership of Voting Securities
Common Stock. The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of March 25, 2005 (except as otherwise noted) by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;
•	each Named Executive Officer (as defined in the rules of the Securities and Exchange Commission);
•	each director and nominee as a director; and
•	all directors and executive officers as a group.
     Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A “currently exercisable” option is an option exercisable as of, or becoming exercisable within 60 days following, the record date.

	Class A		Class B
					Percentage
Name and Address	Number	Percentage	Number	Percentage	of Combined
of Beneficial Owner	of Shares	of Class	of Shares	of Class	Voting Power

Kevin Douglas (1)	1,619,000	13.6%	—	—	8.3%
1101 Fifth Avenue, Suite 360 San Rafael, California 94901

Madison Dearborn Partners (2)	1,063,986	8.2	—	—	5.5
Three First Plaza, Suite 330 Chicago, IL 60602

Knickerbocker Partners LLC (3)	900,442	7.5	—	—	4.6
237 Park Avenue, Suite 801 New York, NY 10017

Boston Ventures Management, Inc. (4)	718,074	5.7	—	—	3.7
One Federal Street 23rd Floor Boston, MA 02110

Gabelli Asset Management Inc. (5)	617,650	5.2	—	—	3.2
One Corporate Center Rye, NY 10580

Telephone and Data Systems, Inc. (6)	586,799	4.9	132,597	20.6%	9.3
30 North LaSalle Street Chicago, IL 60602

Arvig Enterprises, Inc. (7)	122,055	1.0	121,664	22.6	6.9
160 2nd Ave. S.W. Perham, MN 56573

Consolidated Telephone Company	46,107	*	86,189	16.0	4.7
1102 Madison Street Brainerd, MN 56401

Paul Bunyan Rural Telephone Cooperative	—	—	85,332	15.8	4.4
1831 Anne Street NW Bemidji, MN 56601

Garden Valley Telephone Co.	85,418	*	45,035	8.4	2.8
201 Ross Avenue Erskine, MN 56535

Communication Alternatives, Inc.	16,000	*	46,376	8.6	2.5
2220 125th Street NW Rice, MN 56367

North Holdings, Inc.	97,276	*	32,708	6.1	2.2
P.O. Box 211 Lowry, MN 56349

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	Class A		Class B
					Percentage
Name and Address	Number	Percentage	Number	Percentage	of Combined
of Beneficial Owner	of Shares	of Class	of Shares	of Class	Voting Power

Rothsay Telephone Co.	—	—	28,607	5.3%	1.5%
137 1st Street NW Rothsay, MN 56579

Richard P. Ekstrand (8)	527,630	4.3%	32,708	6.1	4.3

Anthony J. Bolland (4)	718,074	5.7	—	—	3.7

Paul J. Finnegan (2)	1,063,986	8.2	—	—	5.5

Ann K. Newhall (9)	249,047	2.1	—	—	1.3

Marvin C. Nicolai (10)	34,900	*	—	—	*

George M. Revering (11)	125,350	1.0	—	—	*

Wesley E. Schultz (12)	310,660	2.5	—	—	1.6

Don C. Swenson (13)	71,564	*	—	—	*

George W. Wikstrom (14)	62,223	*	—	—	*

David J. Del Zoppo (15)	48,844	*	—	—	*

All directors and executive officers as a group (10 persons) (16)	3,212,278	21.8	32,708	6.1	17.3

   *  Denotes less than 1%.

(1)	Based on Schedule 13G/ A dated February 13, 2004, filed jointly on behalf of Kevin Douglas, the Douglas Family Trust, the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, the Estate of Cynthia Douglas, and James E. Douglas III.

(2)	Based on Schedule 13D dated April 13, 2000 (the “April 2000 13D”) filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto-Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 1,037,736 shares of Class A common stock into which 55,000 shares of Class M convertible preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 26,250 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Paul J. Finnegan is a managing director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(3)	Based on Schedule 13G/ A dated February 11, 2005, filed jointly by Marc Buchheit and Knickerbocker Partners LLC.

(4)	Based on the April 2000 13D. Reflects 691,824 shares of Class A common stock into which 36,667 shares of Class M convertible preferred stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 26,250 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Anthony J. Bolland is a managing director of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(5)	Based on Schedule 13D/ A dated January 10, 2005, filed jointly by GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli Advisers, Inc., MJG Associates, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., and Mario J. Gabelli.

(6)	Based on Schedule 13G/ A dated January 31, 2005, filed jointly by Telephone and Data Systems, Inc., Arvig Telephone Company, Mid-State Telephone Company, United States Cellular Corporation, United States Cellular Investment Company, TDS Telecommunications Corporation, USCCI Corporation, TDSI Telecommunications Corporation, and The Trustees of the TDS Voting Trust. Includes 43,000 shares of Class A common stock and 105,940 shares of Class B common stock into which shares of Series A and Series B Class T convertible preferred stock, respectively, may be converted at any time that the ownership by Telephone and Data Systems, Inc., or its affiliates, of such shares will not violate the cross-ownership rules of the FCC.

(7)	Not included are 90,475 shares of Class A Common Stock owned beneficially by members of the Arvig family, who may be deemed to be controlling shareholders of Arvig Enterprises, Inc. and who serve on its board of directors. Arvig Enterprises, Inc. disclaims beneficial ownership of such shares.

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(8)	Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and president, and 500 shares of Class A common stock held by or on behalf of one of Mr. Ekstrand’s children. Also includes 349,743 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(9)	Includes 209,485 shares of Class A common stock that may be purchased upon exercise of currently exercisable options. Also includes 5,000 shares of Class A common stock held by Ms. Newhall’s spouse and 1,000 shares of Class A common stock held in an IRA account.

(10)	Includes 31,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options and 3,400 shares held as cotrustee of a revocable trust in the name of Mr. Nicolai’s spouse.

(11)	Includes 31,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(12)	Includes 255,985 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(13)	Includes 31,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(14)	Includes 30,723 shares of Class A common stock owned by Wikstrom Telephone Company, Inc., of which Mr. Wikstrom is a shareholder and Vice President. Mr. Wikstrom disclaims beneficial ownership of these shares. Also includes 31,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(15)	Includes 43,614 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(16)	Includes 1,729,560 shares of Class A common stock into which 91,667 shares of Class M convertible preferred stock may be converted and 1,037,327 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.
Senior Exchangeable Preferred Stock. Because we have failed to pay the dividends on our 11 3/8% Senior Exchangeable Preferred Stock (“Senior Preferred”) for six quarters, the holders of such shares have the right to elect two members of our board of directors. These directors would be in addition to the directors currently serving on the board. Based upon information provided to us by holders of Senior Preferred, the following entity owns more than five percent of the 174,176 shares of Senior Preferred stock currently outstanding:

Name and Address	Number	Percentage
of Beneficial Owner	of Shares	of Class

Harbert Distressed Investment Master Fund, Ltd.	52,785	30.3%
555 Madison Avenue, 16th Floor New York, NY 10022

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Item No. 1	Election of Directors
Rural Cellular’s Articles of Incorporation provide that directors are divided into three classes, with each class serving a three-year term and approximately one-third of the Board of Directors to be elected each year. The three directors in Class II whose terms are expiring, Ann K. Newhall, George M. Revering, and Don C. Swenson, have been nominated by the Board of Directors for reelection.
      Anthony J. Bolland and Paul J. Finnegan were selected to serve as directors for a term expiring at the 2005 annual meeting by the holders of the Class M convertible preferred stock, who have the right, voting separately as a class, to elect two directors. Accordingly, concurrently with the annual meeting, the Class M holders are expected to reelect Messrs. Bolland and Finnegan to the Board of Directors. In accordance with our Articles of Incorporation and Bylaws, these individuals will not be designated to serve in any of the three classes, but will be elected as provided for under the terms of the issuance of the Class M convertible preferred stock.
      The holders of the Common Stock are being asked to vote for Ann K. Newhall, George M. Revering, and Don C. Swenson, as Class II directors, to terms expiring in 2008. In each case, the individual will be elected to hold office until the expiration of the term and until a successor has been elected and qualified or until his or her death, resignation, or removal, if earlier.
      Election of directors is determined by a plurality vote of the combined voting power of all shares of Common Stock present in person or by proxy and voting at the Annual Meeting. If any nominee is not a candidate for election at the meeting, the Proxies may vote for such other person as they, in their discretion, may determine.
      Our Board of Directors recommends that the above nominees be elected. Unless instructed not to vote for the election of the nominees, the Proxies will vote to elect the nominees above named.
      Certain information regarding the nominees and the continuing directors of RCC is set forth below:
Nominees for Election as Class II Directors
(terms expiring in 2008)
Ann K. Newhall, 54, has served as Executive Vice President, Chief Operating Officer, and Secretary since 2000 and as a director since 1999. She joined us as Senior Vice President and General Counsel in 1999. Prior to joining us, Ms. Newhall was a shareholder attorney with Moss & Barnett, A Professional Association, most recently serving as President and a director of the firm. Ms. Newhall received her J.D. from the University of Minnesota Law School in 1977. She serves on the board of directors of Alliant Energy Corporation, a gas and electric utility.
George M. Revering, 63, has been a director since 1990. Mr. Revering is currently retired and had served as president and general manager of Midwest Information Systems Inc. from 1976 until 2001.
Don C. Swenson, 63, has been a director since 1990 and served as Secretary from 1995 until 2000. Mr. Swenson served as Director of Operations of Arvig Communications Systems, Inc. from 1981 until his retirement in 2001. Mr. Swenson also serves as a director of Arvig Enterprises, Inc., one of our shareholders. Mr. Swenson has been a member of the board of directors of United Community Bank, Perham, Minnesota, since 1993.
Continuing Class I Directors
(terms expiring in 2007)
Marvin C. Nicolai, 63, has been a director since 1995. Mr. Nicolai served from 1995 until his retirement in 2001 as General Manager of Consolidated Telephone Company, a local exchange telephone company and one of our shareholders, and Northland Communications Corporation, a wholly-owned subsidiary of Consolidated.
Wesley E. Schultz, 48, has served as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1999. He joined us in 1996 as Vice President of Finance and Chief Financial Officer. In 1999, he was appointed Senior Vice President and Chief Financial Officer and Assistant Secretary. Mr. Schultz is a certified public accountant and served for three years as an auditor with Deloitte and Touche LLP.
Continuing Class III Directors
(terms expiring in 2006)
Richard P. Ekstrand, 55, has served as our President, Chief Executive Officer, and a director since 1990. He currently serves on the board of directors and executive committee of the Cellular Telecommunications and Internet Association (CTIA) and the Wireless Foundation. Mr. Ekstrand previously served as Chairman of the Board of Directors of both CTIA and the Wireless Foundation. He also was a founding director of the Rural Cellular Association and served as a director until 2000. In addition, he is past President of the Minnesota Telephone Association, the Association of Minnesota Telephone Utilities, and the Minnesota Telecommunications Association. Mr. Ekstrand is the sole shareholder, president, and a director of North Holdings, Inc. (formerly Lowry Telephone Co., Inc.), which is a shareholder of Rural Cellular. From 1980 through 2000, Mr. Ekstrand had served as vice president and a director of Lowry Telephone Co., Inc. North Holdings, Inc. is a member of Lowry Telephone Company, LLC, of which Mr. Ekstrand is the treasurer and a member of the board of governors. He also serves on the board of directors of the Minnesota Zoo Foundation.
George W. Wikstrom, 67, has been a director since 1990 and was Vice President from 1991 until 2000. Mr. Wikstrom has been Vice President of Wikstrom Telephone Company, Incorporated, a local exchange telephone company and a shareholder of Rural Cellular, for more than ten years. He has been the Commissioner of the Northwest Regional Development Commission since 1979 and has served as a director of the Minnesota Association of Rural Telecommunications.

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Nominees for Election by Class M Shareholders
Paul J. Finnegan, 52, is a Managing Director of Madison Dearborn Partners, Inc. where he concentrates on investments in the communications industry. Mr. Finnegan has been with Madison Dearborn Partners since he co-founded the company in 1993. Prior to that time, Mr. Finnegan worked at First Chicago Venture Capital for ten years. Mr. Finnegan serves on the boards of directors of Allegiance Telecom, Inc. and Focal Communications, Inc. He also serves on the Board of Trustees of The Skyline Fund, a small cap mutual fund. Mr. Finnegan received his B.A. from Harvard College and his M.B.A. from the Harvard Graduate School of Business Administration. Mr. Finnegan was elected to the board of directors by the holders of our Class M convertible preferred stock and has served as a director since 2000.
Anthony J. Bolland, 50, is a Managing Director of Boston Ventures Management Inc. and has been a General Partner since its formation in 1983. From 1981 through 1983, he was a vice president of First Venture Capital Corporation, a subsidiary of Bank of Boston Corporation, and had an active role in initiating, structuring and monitoring First Ventures’ investments. Mr. Bolland received his L.L.B. degree from Warwick University, England in 1975. He is currently on the board of directors of Integra Telecom and Production Resource Group. Mr. Bolland was appointed to serve as a director on behalf of the holders of our Class M convertible preferred stock effective May 20, 2004.
Directors to be Elected by Holders of Senior Preferred Stock
As noted above, the holders of our Senior Preferred stock have the right to elect two members of our Board of Directors. We anticipate these two directors may be elected at the Annual Meeting. The holders of Senior Preferred may submit nominees for these positions.
Meetings of the Board of Directors
During fiscal 2004, the Board of Directors held five regular and three special meetings. All directors attended at least 85% of the meetings of the Board and the committees on which they served.
      Directors are expected to attend board meetings, board committee meetings, and annual shareholder meetings. Six of the Company’s nine directors attended the 2004 Annual Meeting of Shareholders.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee.
Audit Committee. Don Swenson (Chair), Anthony J. Bolland, Marvin C. Nicolai, and George M. Revering currently serve on the Audit Committee. The Audit Committee’s duties include examination of matters relating to the financial affairs of RCC, including reviewing our annual financial statements, the scope of the independent annual audit, and the independent accountant’s letter to management concerning the effectiveness of our internal financial and accounting controls. In addition, the Audit Committee serves as a “qualified legal compliance committee.” The Audit Committee held seven meetings during 2004. The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee are independent as defined in rules of The Nasdaq Stock Market.
Compensation Committee. Paul J. Finnegan (Chair), Marvin C. Nicolai, and George W. Wikstrom currently serve on the Compensation Committee. The Compensation Committee’s duties include consideration of and recommendations to our Board of Directors with respect to programs for executive compensation, employee benefit and incentive plans, and other compensation matters and policies. The Compensation Committee held four meetings during 2004.
Nominating Committee. The nominating committee consists of Anthony J. Bolland, Paul J. Finnegan, Marvin C. Nicolai, George M. Revering, Don C. Swenson, and George W. Wikstrom, all of whom have been determined by the board to be independent as defined in the Nasdaq rules. The nominating committee operates under a written charter adopted by the board of directors. A copy of the nominating committee charter is located on our website at www.unicel.com (click on “Investor Relations,” then “Corporate Governance”). The nominating committee held no meetings in fiscal 2004. Consideration of candidates for the 2005 election occurred in early fiscal 2005.
      The purpose of the nominating committee is to identify individuals qualified to be nominees to the board. Qualifications and attributes that the nominating committee believes are important in a director may include the following:

•	personal and professional integrity,
•	the ability to apply good business judgment,
•	the ability to understand and exercise his or her duties of loyalty and care,
•	willingness to devote the required time to the Company’s affairs, including attendance at board, committee, and shareholder meetings,
•	broad training and experience at policy-making levels in business,
•	financial acumen, and
•	experience in telecom or similar businesses.
      In considering director candidates, the nominating committee will consider an appropriate balance of experience, skills, and background and assure that at least a majority of the directors are independent. Other important factors in assessing qualifications of director nominees are the candidates’ other commitments, such as employment and other board positions, and whether the candidate would qualify under the Company’s guidelines for membership on the audit committee, the compensation committee, or the nominating committee. In considering whether current directors should be nominated for reelection, the nominating committee will consider the above criteria as well as the individual’s past performance as a Company director. Members of the nominating committee who are being considered for reelection will not participate in any deliberations regarding their candidacy.
      In the event that there are vacancies on our board, or vacancies are anticipated, the nominating committee will consider various candidates for director positions. Candidates may come to

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the attention of the nominating committee through current board members, shareholders, management, or, when appropriate, retained search firms. Although the Company has not paid any third party a fee to assist in the identification or evaluation of director candidates, the nominating committee has the authority to retain search firms or other qualified advisers for this purpose in the future, at the Company’s expense. After a preliminary assessment of each director candidate based upon his or her resume and other biographical information, his or her willingness to serve, and other background information, promising candidates will be invited to participate in interviews with some or all of the members of the nominating committee. At the conclusion of this process, the nominating committee will determine whether a candidate is a good fit and recommend a candidate to the board. The committee will use the same process for evaluating all candidates, regardless of the source of the nomination.
      The nominating committee will consider candidates recommended by shareholders. If you wish to propose a candidate, please forward the candidate’s name and a detailed description of the candidate’s background and qualifications, including all information relating to the candidate that would be required to be disclosed in the proxy statement, the candidate’s written consent to being considered as a nominee and to serving as a director if elected, your name and address, as they appear on the corporation’s shareholder records, and the class and number of shares of RCC that you own beneficially to:
Nominating Committee
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000
In order for an individual proposed by a shareholder to be considered by the nominating committee for recommendation as a board nominee at the 2006 Annual Meeting, the nominating committee must receive the proposal no later than 5 p.m. central time on December 12, 2005. Such proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Company). Shareholders submitting nominations are encouraged to submit them as early as possible in order to allow the nominating committee time to make an appropriate evaluation.
      In addition, RCC’s bylaws permit shareholders to nominate directors at an annual meeting of the shareholders or at a special meeting at which directors are to be elected if they comply with the requirements set forth in our bylaws, a copy of which may be obtained from RCC at the above address. Our bylaws require, among other things, that the corporate secretary receive written notice of a proposed nomination for the 2006 Annual Meeting no later than April 3, 2006, and that the notice contain the information outlined above.
Shareholder Communications with the Board
Shareholders who wish to do so may communicate directly with our Board, or any one or more of the members of our Board, by writing to the following address:
Board of Directors
Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000
If a shareholder wishes to communicate with a specific committee, such submission may be addressed to the chair of the committee.
Compensation of Directors
Directors’ Fees. Each of our nonemployee directors is paid an annual fee of $20,000. In addition, each nonemployee director is paid $1,000 for each Board meeting attended in person, $500 for each committee meeting attended in person, and $350 for each Board meeting and committee meeting attended via telephone conference and is reimbursed for travel and other expenses incurred in attending meetings and serving as a director. The Chair of the Audit Committee is paid an additional $250 per meeting attended either in person or by teleconference. Total fees paid to all nonemployee directors as a group for services rendered during 2004 were $178,950.
Directors’ Stock Option Plan. Directors who are not employees are eligible for options under RCC’s Stock Option Plan for Nonemployee Directors. The plan provides that all nonemployee directors serving as of the day following an annual meeting will be granted options to purchase 5,250 shares of Class A Common Stock on that date. Pursuant to the plan, nonemployee directors serving as of the day following the 2004 annual meeting were granted options to purchase an aggregate of 36,750 shares of Class A Common Stock at $7.62 per share.
Advances of Costs of Defense of Derivative Action. In February 2003, each of the directors was named as a defendant in a derivative action brought on behalf of the Company by one of its shareholders. This action was dismissed, with prejudice, in June 2004. In connection with this action, all directors of the Company requested to be indemnified and for advances of their costs of defense. The Company retained special counsel, who determined that the directors were entitled to advances of their costs of defense under the Minnesota Business Corporation Act. The Company advanced, in the aggregate, $126,181 for the costs of defending the action.

10

Section 16 Beneficial Ownership Reporting Compliance
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder require RCC’s officers, directors, and holders of 10% or more of our outstanding common stock to file certain reports with the Securities and Exchange Commission. To our best knowledge, based solely on information provided to us by the reporting individuals, all of the reports required to be filed by these individuals were timely filed.

Item No. 2	Ratification of Deloitte & Touche LLP as Independent Auditors
Deloitte & Touche LLP (“DT”) has served as our independent auditors since June 2002. The Audit Committee of the Board of Directors has considered the qualifications and experience of DT and, based upon the recommendation of the Audit Committee, the Board of Directors has appointed DT as independent auditors for the current fiscal year, which ends December 31, 2005 (“Fiscal 2005”).
      Representatives of DT are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. The affirmative vote of a majority of the combined voting power of the shares of common stock present and voting on such matter is required for ratification of the appointment of DT as our independent auditors.
      The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as RCC’s independent auditor for Fiscal 2005. Your proxy will be so voted unless you specify otherwise.
Report of Audit Committee
The Audit Committee of the Board of Directors is comprised of four nonemployee directors, all of whom are independent as defined in the rules of The Nasdaq Stock Market. In addition, the Board of Directors has determined that Anthony J. Bolland is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.
      The Audit Committee held seven meetings during fiscal 2004. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, and Deloitte & Touche LLP, our independent public accountants.
      The Audit Committee reviewed and discussed the audited financial statements for fiscal 2004 with management and representatives of Deloitte & Touche LLP.
      The Committee’s discussions with Deloitte & Touche LLP included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1. This information was discussed with the auditors. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of services other than audit services is compatible with the auditors’ independence.
      Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in our annual report on Form 10-K.

Don Swenson, Chair	Anthony J. Bolland	Marvin C. Nicolai	George M. Revering
Members of the Audit Committee
Principal Accountant Fees and Services
The following is a summary of the fees billed to RCC by DT for professional services rendered for the fiscal years ended December 31, 2004, and 2003:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees

Audit Fees	$942,690	$422,300
Audit-Related Fees	27,625	55,000
Tax Fees	84,425	89,360
All Other Fees	—	—

Total Fees	$1,054,740	$566,660

Audit Fees. Consists of fees billed for professional services rendered for the audit of RCC’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by DT in connection with statutory and regulatory filings or engagements, and, in 2004, fees of $385,390 for services related to the review of and attestation to RCC’s internal control of financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees of $257,175 and $150,500 in 2004 and 2003, respectively, for services related to RCC’s senior secured notes offering in March 2004 and senior notes offering in July 2003.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RCC’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consolidations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense, and acquisitions and divestitures.
All Other Fees. Consists of fees for products and services other than the services reported above.

      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      All services provided by our independent auditor, DT, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Committee to approve services by DT in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approval must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (i) a detailed description of the proposed service; (ii) a statement from management as to why they believe DT is best qualified to perform the service; and (iii) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on DT’s independence.
      All audit and non-audit services provided by DT during fiscal 2003 and 2004 were approved in advance in accordance with our pre-approval policy.

Executive Compensation
Summary Compensation Table
The following table sets forth information with regard to compensation paid to our Chief Executive Officer and to each other executive officer whose total annual salary and bonus for fiscal 2004 exceeded $100,000 (the “Named Executive Officers”).

				Long-Term
				Compensation
				Awards

				Securities
		Annual Compensation
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Richard P. Ekstrand	2004	$518,000	$207,200	—	$18,470	(2)
President and Chief Executive Officer	2003	508,000	535,093	80,000	19,082
	2002	490,000	467,614	80,000	19,129

Wesley E. Schultz	2004	$402,000	$128,640	—	$14,010	(3)
Executive Vice President and	2003	394,000	337,789	60,000	13,835
Chief Financial Officer	2002	380,000	292,719	60,000	14,695

Ann K. Newhall	2004	$402,000	$128,640	—	$15,169	(4)
Executive Vice President and	2003	394,000	337,789	60,000	13,843
Chief Operating Officer	2002	380,000	292,719	60,000	13,418

David J. Del Zoppo	2004	$185,000	$37,555	—	$6,150
Vice President Finance and Accounting	2003	166,000	62,051	5,000	4,506
	2002	160,000	31,391	10,000	4,142

(1)	Except as otherwise indicated, for all years, All Other Compensation consists of RCC’s contributions on behalf of each Named Executive Officer to RCC’s 401(k) Plan and to the deferred compensation plan.

(2)	Includes RCC’s matching contribution to the 401(k) Plan of $6,073 and payment of $12,320 of premiums for long-term care insurance for Mr. Ekstrand and his spouse.

(3)	Includes RCC’s matching contribution to the 401(k) Plan of $6,073 and payment of $7,860 of premiums for long-term care insurance for Mr. Schultz and his spouse.

(4)	Includes RCC’s matching contribution to the 401(k) Plan of $6,073 and payment of $9,019 of premiums for long-term care insurance for Ms. Newhall and her spouse.

Option Grants in Last Fiscal Year
No options were granted to the Named Executive Officers during the 2004 fiscal year.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
The following table provides information relating to option exercises during fiscal 2003 and the number and value of shares of Class A Common Stock subject to options held by the Named Executive Officers as of December 31, 2004.

			Number of Shares		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End(1)		at Fiscal Year-End(2)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard P. Ekstrand	—	—	301,743	144,000	$171,200	$456,000

Wesley E. Schultz	—	—	219,985	108,000	$128,400	$342,000

Ann K. Newhall	—	—	173,485	108,000	$128,000	$342,000

David J. Del Zoppo	—	—	38,614	14,000	$16,420	$37,080

(1)	Rural Cellular has not granted any stock appreciation rights.

(2)	Value is calculated as the difference between the closing price of Class A Common Stock on December 31, 2004 ($6.23) and the related option exercise price multiplied by the number of shares underlying the option (assuming the option exercise price is higher than the closing price).
Long-Term Incentive Plans — Awards in Last Fiscal Year
The following table provides information regarding restricted stock awards made to the named Executive Officers in fiscal 2004. The awards were made under the 1995 Stock Compensation Plan.

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans(1)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

Richard P. Ekstrand	26,667	1/01/04 to 12/31/08	25,334	26,667	26,667

Wesley E. Schultz	20,000	1/01/04 to 12/31/08	19,000	20,000	20,000

Ann K. Newhall	20,000	1/01/04 to 12/31/08	19,000	20,000	20,000

David J. Del Zoppo	2,500	1/01/04 to 12/31/08	2,375	2,500	2,500

(1)	The restricted stock was awarded in February 2004 and will vest in January 2009 if the grantee is still employed by the Company and the Company achieves certain minimum financial performance goals. These shares will vest only if the Company’s average actual EBITDA for the five fiscal years ending December 31, 2008 is at least 95% of average budgeted EBITDA. If the 95% level is achieved, 95% of the shares will vest. If a higher level is achieved, the percentage of shares vesting will increase by the same percentage. The maximum number of shares that can vest is 100%.

If the grantee is terminated without cause or as a result of disability or death, the award will vest on a pro rata basis, provided that the performance goal has been met for the full fiscal years preceding termination. In the event of a change in control (as defined in the 1995 Stock Compensation Plan), all shares will immediately vest. In addition to the shares, Mr. Ekstrand, Mr. Schultz, and Ms. Newhall will also receive a cash payment equal to 50% of the value of the shares vesting to cover income taxes payable upon receipt of the shares. During the restricted period, grantees have the right to vote the shares and receive any dividends that may be paid on the shares. The value of the shares at February 19, 2004, the date of grant was: Mr. Ekstrand, $253,337, Mr. Schultz and Ms. Newhall, $190,000, and Mr. Del Zoppo, $23,750.

Employment Agreements/Change in Control Provisions
RCC has entered into employment agreements with Messrs. Ekstrand and Schultz and Ms. Newhall. Each agreement prohibits the individual from engaging in any activity competitive with our business or contacting our customers or employees for that purpose for a period of one year (for Mr. Ekstrand) or six months (for Mr. Schultz and Ms. Newhall) following termination of employment. The employment agreements, which were entered into in January 1999, provide for an initial term ending December 31, 2001 and, unless RCC or the executive gives notice otherwise, are automatically renewed each year for an additional one-year period, so that the remaining term of employment is never less than two years. Each agreement may be terminated at any time by either the individual or us. If any of the agreements is terminated at any time by us for other than “just cause” (as defined in the employment agreements), we are obligated to continue payment of salary and other benefits for the remainder of the term of the agreement. The employment agreements provide for annual base salaries plus increases as may be determined from time to time, but at least annually.
      In the event any of these individuals is terminated for other than just cause or terminates his or her employment for “good reason” (as defined in the employment agreements), within 24 months following a change in control of RCC, he or she will be entitled to receive compensation in an amount equal to 2.99 times the average of the sum of his or her annual base salary and annual incentive payments for the three fiscal years immediately preceding such termination. In addition, the individual will be entitled to continue to participate in our group medical, dental, life, and disability plans on the same basis as he or she participated immediately prior to termination for a period of eighteen months following the date of termination. The individual shall be responsible for payment of premiums to the same extent as prior to termination, and we will reimburse the individual for any amount by which the premium exceeds the amount for which the individual was responsible at the time of termination. If the individual obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits. Also, in the event of a change in control, the Company has agreed to pay all remaining premiums on any long-term care insurance policies then provided by the Company for each of the officers and his or her spouse, provided the officer is employed by the Company at the time of the change in control.
      We have also entered into a change in control agreement with Mr. Del Zoppo providing that in the event he is terminated for other than “just cause” or terminates his employment for “good reason” (each as defined in the agreement), within 24 months following a change in control of RCC, he will be entitled to receive compensation in an amount equal to 100% of the sum of his highest annual base salary as in effect during the period beginning twelve months prior to the change in control until the date of termination and the highest annual incentive payment to him for the period beginning twelve months prior to the change in control until the date of termination. In addition, he will be entitled to continue to participate in our group medical, dental, life, and disability plans on the same basis as he participated immediately prior to termination for a period of six months following the date of termination. He shall be responsible for payment of premiums to the same extent as prior to termination, and we will reimburse him for any amount by which the premium exceeds the amount for which he was responsible at the time of termination. If he obtains substantially equivalent coverage or benefits from another source, we will have no further obligation for these benefits.
      In addition, in the event of a change in control, any award granted under our 1995 Stock Compensation Plan will become fully vested and exercisable.
      A change in control occurs when

•	the majority of our directors are not persons whose election was solicited by our board or who were appointed by our Board,
•	any person or group of persons acquires 30% or more of our outstanding voting stock, or
•	the shareholders approve liquidation, or dissolution, or specified mergers or consolidations or exchanges of shares, or dispositions of substantially all of our assets.
Deferred Compensation Plan
We have adopted a deferred compensation plan, which permits designated key employees to defer between 5% and 100% of his or her compensation during any plan year. In fiscal 2004, Messrs. Ekstrand and Schultz and Ms. Newhall were eligible to participate in the deferred compensation plan. The purpose of the deferred compensation plan is to allow the individual to defer amounts in addition to the amounts permitted under the tax rules for contributions to 401(k) plans. Under the terms of the plan, RCC is required to make a matching contribution in an amount equal to 50% of the individual’s deferred amount, but only to the extent the deferred amount, when added to any amounts contributed by the individual to our 401(k) plan, does not exceed 6% of the individual’s compensation. The matching contribution is made in the discretion of RCC at the end of the year and is contingent upon reaching established financial goals. No matching payments were made by the Company in 2004.
      Payment of benefits from the deferred compensation plan is to be made upon termination of the participant’s employment. In the event of the participant’s death, the balance in the participant’s account is to be paid to the participant’s beneficiary. Payment may be made by lump sum or in up to ten annual installments, as elected by the participant.
Report of Compensation Committee
Overview. The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of directors who are not current or former employees of Rural Cellular, and each is independent as defined by the Nasdaq Stock Market governance rules. The Committee is responsible for establishing compensation policies and evaluating the compensation programs for the

Company’s executive officers and other key employees. The Committee engages an independent compensation consultant to assist it in this process.
Compensation Philosophy. The compensation program for RCC’s executive officers is designed to:

•	attract and retain superior talent and reward individual performance;
•	encourage strong financial performance by emphasizing performance-based compensation; and
•	encourage executive stock ownership and alignment with shareholder interests by providing a significant portion of compensation in the form of the Company’s common stock or options to purchase the common stock.
      The principal elements of the executive compensation program consist of base salary, annual cash incentives, and long-term incentives in the form of stock options and restricted stock. The Company strives to be competitive with compensation programs of comparable wireless telecommunications companies. In comparing Rural Cellular to these companies, the committee relies upon salary survey data developed and published by external sources, including the Cellular Telecommunications and Internet Association.
      The Compensation Committee periodically conducts a review of our executive compensation programs to ensure that the programs are meeting the objectives listed above. In that review, the Committee considers data submitted by management and external data, including the data referred to in the preceding paragraph, and additional input from the consultant.
Base Salary. In making recommendations to the Board of Directors regarding an individual’s base salary, the Compensation Committee considers the compensation levels of similar positions at comparable companies, the responsibilities and performance of the individual executive officer, and RCC’s recent financial performance.
      Generally, salary determinations are made prior to the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. The Chief Executive Officer provides the Compensation Committee with a performance appraisal for each other executive officer that assesses the individual’s performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, and management skills. A salary recommendation is made based upon the individual’s overall performance assessment and where the individual’s salary falls within the range of salaries for similar positions at comparable companies within the industry.
      For fiscal 2004, base salaries of our Named Executive Officers increased between 2% and 11%. This decision was made after analysis of the state of the national economy, the low inflation rate, the downturn in the wireless industry as a whole, and the individual’s performance.
Incentive Bonuses. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon RCC’s financial performance and the officer’s achievement of specified individual goals. The purpose of this annual cash incentive program is to provide a direct financial incentive to the executive officers to meet or exceed financial and other performance objectives.
      Potential bonus awards for executive officers are determined at the beginning of each fiscal year. For fiscal 2004, each Named Executive Officer’s potential annual bonus (in target amounts ranging from 35% to 100% of the individual’s base salary, with possible increase if the goals were exceeded) was based on attainment of certain financial goals as reflected in RCC’s fiscal 2004 budget and specified individual goals. For fiscal 2004, the financial goals were based upon achievement of specified levels of budgeted EBITDA (earnings before interest, taxes, depreciation, and amortization). Because the financial goals in the 2004 bonus plan for the top three executive officers were not reached, they did not receive that portion of their targeted bonus. The committee determined that these individuals had attained their specified individual goals, and, accordingly, they received that portion of their targeted bonus. For fiscal 2004, bonuses paid to the Named Executive Officers ranged between 20% and 40% of base salary.
Stock-based Compensation. Stock-based compensation is designed to align the interest of RCC’s executives with those of shareholders by encouraging executives to enhance the value of RCC and, hence, the price of the Class A Common Stock and return to shareholders. The objective of stock-based compensation is to assist in the recruitment, motivation, and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with RCC.
      Until 2004, stock options had been the principal vehicle used by RCC for the payment of long-term, stock-based compensation. In 2004, the Company instead granted shares of restricted stock to executive employees. These restricted shares will cliff vest after five years, so long as the Company reaches certain levels of budgeted EBITDA. In the event the executive’s employment is terminated (other than voluntarily or for cause), the shares will vest pro rata, so long as the goals have been met for the relevant period. In the event of a change in control, the shares will immediately vest in full, whether or not the goals have been met. The Named Executive Officers were granted an aggregate of 69,167 shares of restricted stock in 2004.
      The Company maintains an employee stock purchase plan pursuant to which all eligible employees, including executive officers, are given the opportunity to purchase shares of the Company’s Class A common stock at a discount. The board of directors has discretion to limit the number of shares that may be purchased by any employee in any fiscal year. In 2004, that limit was 1,000 shares. Each of the Named Executive Officers purchased 1,000 shares at $5.30 per share during 2004.
Long-Term Compensation. The Company has established a deferred compensation plan, in which the top three executives are eligible to participate. Prior to 2004, the Company made contributions to the deferred compensation plan, subject to the limits of employer contributions under defined contribution plans. Matching contributions to the deferred compensation plan were discontinued in 2004.
Long-Term Care Insurance. Beginning in 2004, the Company agreed to pay premiums on long-term care insurance for the top three executives and their spouses in lieu of matching contributions to the deferred compensation plan. The insurance policies provide for payment of premiums over a ten-year period. In the event of a change in control, the premiums for any remaining portion of the ten-year period are to be paid in full by the Company. In 2004, the aggregate amount of these premiums for the three executive officers was $29,199.
Chief Executive Officer’s Compensation. The Compensation Committee determines Mr. Ekstrand’s compensation package in accordance with the methodology described above. In evaluating and setting the Chief Executive Officer’s target annual compensation, the committee reviews RCC’s business and financial performance, considering such factors as sales, earnings, customer growth, and market share, as well as RCC’s progress with respect to its long-term goals and strategies. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors.
      For fiscal 2004, the Compensation Committee recommended that the Chief Executive Officer’s salary be increased to $518,000, approximately 2%, based upon its evaluation of the state of the national economy, the low inflation rate, and the downturn in the wireless industry as a whole.
      As noted above, because the financial goals for fiscal 2004 were not achieved, Mr. Ekstrand’s bonus of $207,200 reflects his achievement of individual goals. In addition, in 2004, Mr. Ekstrand was granted 26,667 shares of restricted stock, which will vest in January 2009, provided that the Company meets certain financial goals (subject to earlier vesting upon termination of employment, other than voluntarily or for cause, or a change in control). Mr. Ekstrand also is the beneficiary of a long-term care insurance policy covering him and his spouse, for which the Company pays the premiums. The premium in fiscal 2004 was $12,320. The Committee also considered the long-term service of Mr. Ekstrand to the Company and has agreed to allow him and his spouse to participate in the Company-sponsored health insurance program on the same terms and conditions as other employees upon his departure from the Company.
Tax Deductibility under Section 162(m). Section 162(m) of the Internal Revenue Code imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Compensation Committee considered the impact of this limitation on RCC and determined that it would be in the best interests of RCC to preserve the tax deduction for compensation paid to the chief executive officer and other Named Executive Officers to the extent possible consistent with RCC’s executive compensation program. Accordingly, based on the recommendation of the Compensation Committee, we have adopted a management incentive plan, which was approved by the shareholders, in order to provide for compensation that meets the requirements of Section 162(m). The Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible.

Paul J. Finnegan, Chair	Marvin C. Nicolai	George W. Wikstrom
Members of the Compensation Committee

Stock Performance Graph
The following graph compares the cumulative total shareholder return on our common stock for the period beginning December 31, 1999 through December 31, 2004, with the cumulative total returns of the Standard & Poor’s Corporation (“S&P”) 500 Stock Index and a peer group index consisting of nine publicly held wireless companies. The comparison assumes $100 was invested in our common stock and in each index at the beginning of the comparison period and reinvestment of dividends.
      Our peer group consists of Alltel Corporation, Centennial Communications Corp., Dobson Communications Corporation, Leap Wireless International, Inc., Sprint Corp. PCS Group, Triton PCS Holdings, Inc., United States Cellular Corporation, and Western Wireless Corporation. AT&T Wireless Services, Inc. and Sprint Corp. PCS Group, which were included in prior years, were no longer separate entities at the end of 2004.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG RURAL CELLULAR CORPORATION,
THE S&P 500 INDEX AND A PEER GROUP

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03	12/04

RURAL CELLULAR CORPORATION	100.00	32.73	24.59	0.94	8.78	7.09
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
PEER GROUP	100.00	71.05	64.09	43.43	46.03	58.41

Certain Transactions
Rural Cellular Corporation and its security holders and their respective affiliates engage in a variety of transactions between or among each other in the ordinary course of their respective businesses. In accordance with rules of The Nasdaq Stock Market, such transactions are reviewed and approved by the audit committee.
Transactions with Security Holders
We have entered into various arrangements with our shareholders or their affiliates. Arrangements involving shareholders or their affiliates that beneficially own more than 5% of any class of our stock and in which total payments for all of these arrangements exceeded $60,000 in fiscal 2004 are described below. Except as may be otherwise indicated below, we anticipate that amounts paid or earned in 2005 will be similar to the 2004 amounts.
Leases, Interconnection Service, and Agency Agreements. We have arrangements with several of our shareholders for cell site leases, interconnection service agreements, and agent sales agreements. We currently lease office space in Detroit Lakes, Minnesota, from an affiliate of Arvig Enterprises, Inc. In addition, several of our shareholders and their affiliates serve as agents for the sale of our cellular and paging services.

•	During 2004, we paid $569,918 to Arvig Enterprises, Inc. and its affiliates for all services. This amount is net of $18,960 we received for providing interconnection services to affiliates of Arvig Enterprises, Inc. Arvig Enterprises, Inc. is the beneficial owner of more than 5% of our outstanding Class B Common Stock. Don C. Swenson, one of our directors, chairman of our audit committee, and former member of our compensation committee, serves as a director of Arvig Enterprises, Inc. and had served as director of operations for Arvig Communications, Inc., an affiliate of Arvig Enterprises, Inc., from 1981 until his retirement in 2001.
•	During 2004, we paid $356,027 to Paul Bunyan Rural Telephone Cooperative and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services. This amount is net of $87,256 we received for providing interconnection services to Paul Bunyan Rural Telephone Cooperative.
•	During 2004, we paid $139,973 to Garden Valley Telephone Co. and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services. This amount is net of $18,480 we received for providing interconnection services to Garden Valley Telephone Co.
•	During 2004, we paid $38,429 to Consolidated Telephone Company and its affiliates, which beneficially own more than 5% of our outstanding Class B Common Stock, for all services. This amount is net of $12,311 we received for providing interconnection services to Consolidated Telephone Company. Marvin C. Nicolai, one of our directors and a member of our Compensation and Audit Committees, served as the general manager of Consolidated Telephone Company until his retirement in 2001.

•	During 2004, we paid $8,598 to Telephone and Data Systems, Inc. and its affiliates, which beneficially own, in the aggregate, more than 5% of our Class A and Class B Common Stock, for all services. This amount is net of $31,658 we received for providing interconnection services to affiliates of Telephone and Data Systems, Inc.

Roaming Arrangements. We have roaming agreements with United States Cellular Corporation, a subsidiary of Telephone and Data Systems, Inc. Under the roaming agreements, we pay for service provided to our customers in areas served by United States Cellular Corporation and receive payment for service provided to customers of United States Cellular Corporation in our cellular service areas. We negotiated the rates of reimbursement with United States Cellular Corporation, and the rates reflect those charged by all carriers. Roaming charges are passed through to the customer. During 2004, charges to our customers for services provided by United States Cellular Corporation totaled $2,555,246, and charges by us to customers of United States Cellular Corporation totaled $4,123,699.
Cellular and Paging Service and Equipment. Several of our shareholders are customers for our cellular and paging services and, in connection therewith, also purchase or lease cellular telephones and pagers from us. During 2004, Arvig Enterprises, Inc. and its affiliates were billed $159,822, Paul Bunyan and its affiliates were billed $70,677, Garden Valley Telephone Co. was billed $24,476, and Consolidated Telephone Company was billed $15,451 for these services and equipment.
Employment with RCC. Two adult sons of George M. Revering, one of our directors and a member of our audit committee, are employed by us. These individuals were compensated, in the aggregate, $104,635 for services rendered in 2004. Neither serves as an executive officer, and neither lives in the same household as Mr. Revering.
Other Matters
The Board of Directors is not aware that any matter other than those described in the Notice will be presented for action at the annual meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the proxied shares in accordance with their best judgment on such matters.
Shareholder Proposals for 2006 Annual Meeting
Our 2006 Annual Meeting of Shareholders is expected to be held on or about May 23, 2006, and proxy materials in connection with that meeting are expected to be mailed on or about April 7, 2006. In order to be included in our proxy materials for the 2006 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by us on or before December 12, 2005.
      Under our bylaws, for business to be properly brought before the 2006 Annual Meeting, a shareholder must give notice in writing to the Secretary of RCC no later than April 3, 2006. Any proposal not submitted by such date will not be considered at the 2006 Annual Meeting.
      In addition, pursuant to Rule 14a-4 under the Exchange Act, if we receive notice of a proposal on or after April 3, 2006, under Rule 14a-4, the persons named in the proxy solicited by our Board of Directors for the 2006 Annual Meeting may exercise discretionary voting power with respect to such proposal.
Copies of Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, accompanies the Notice of Annual Meeting and Proxy Statement.
RCC will provide without charge to each shareholder entitled to vote at the annual meeting, upon written request, a copy of its annual report on Form 10-K for the fiscal year ended December 31, 2004. Requests should be directed to Chris Boraas, Investor Relations, Rural Cellular Corporation, 3905 Dakota Street S.W., Alexandria, MN 56308.
It is important that Proxies be returned promptly. Shareholders are urged to sign, date, and forward the Proxy by return mail.
BY ORDER OF THE BOARD OF DIRECTORS
Ann K. Newhall
Secretary

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2005
10:00 a.m.

Holiday Inn of Alexandria
5637 Hwy 29 South
Alexandria, Minnesota

Rural Cellular Corporation P. O. Box 2000 Alexandria, Minnesota 56308-2000	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2005.

The shares of Class A Common Stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” the election of all nominees as directors and “FOR” Item No. 2.

By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Wesley E. Schultz, and each of them, with full power of substitution, to vote your shares of Class A Common Stock on the matters shown on the reverse side and on any other matters that may come before the Annual Meeting and all adjournments thereof.

See reverse side for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK ××× EASY ××× IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on Monday, May 23, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rural Cellular Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet, please do not mail your Proxy Card
ò Please detach here ò

1.	ELECTION OF THREE DIRECTORS (CLASS II) TO SERVE A TERM OF THREE YEARS: 01 Ann K. Newhall 02 George M. Revering 03 Don C. Swenson

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY’S 2005 FISCAL YEAR

☐	FOR all nominees listed (except as marked	☐	WITHHOLD AUTHORITY to vote for all nominees listed
to the contrary below):

☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH NOMINEE LISTED ABOVE AND FOR PROPOSAL NO. 2.

Address Change? Mark Box ☐	I Plan to Attend the Meeting ☐
Indicate changes below:		Date

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2005
10:00 a.m.

Holiday Inn of Alexandria
5637 Hwy 29 South
Alexandria, Minnesota

Rural Cellular Corporation P. O. Box 2000 Alexandria, Minnesota 56308-2000	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2005.

The shares of Class B Common Stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” the election of all nominees as directors and “FOR” Item No. 2.

By signing the proxy, you revoke all prior proxies and appoint Richard P. Ekstrand and Wesley E. Schultz, and each of them, with full power of substitution, to vote your shares of Class B Common Stock on the matters shown on the reverse side and on any other matters that may come before the Annual Meeting and all adjournments thereof.

See reverse side for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/rccc/ — QUICK ××× EASY ××× IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on Monday, May 23, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rural Cellular Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet, please do not mail your Proxy Card
ò Please detach here ò

1.	ELECTION OF THREE DIRECTORS (CLASS II) TO SERVE A TERM OF THREE YEARS: 01 Ann K. Newhall 02 George M. Revering 03 Don C. Swenson

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY’S 2005 FISCAL YEAR

☐	FOR all nominees listed (except as marked	☐	WITHHOLD AUTHORITY to vote for all nominees listed
to the contrary below):

☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR EACH NOMINEE LISTED ABOVE AND FOR PROPOSAL NO. 2.

Address Change? Mark Box ☐	I Plan to Attend the Meeting ☐
Indicate changes below:		Date

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)